                                                                EXHIBIT 23.1




                       CONSENT OF INDEPENDENT ACCOUNTANTS





We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 7, 1995 except as to Note 10 which is as of July 8, 1996, which appears on page F-2 of RemedyTemp, Inc.'s Registration Statement on Form S-1, for the three years ended October 1, 1995. We also consent to the application of such report to the Financial Statement Schedule for the three years ended October 1, 1995 listed under Item 16(b) of the Registration Statement on Form S-1 when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.





Price Waterhouse LLP

Costa Mesa, California
August 29, 1996